Exhibit 3 (ii)(a)


                      ARTICLE  V, Section 1
                          As Amended


"Section 1.	Certificates of Stock.  Certificates of stock, numbered and
with the seal of the Corporation affixed, signed by any of the Chief Executive Officer, President or Vice-President, and any of the Chief Financial Officer, the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary, shall be issued to each stockholder certifying the number of shares owned by such holder in the Corporation. When such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signatures of such officers of the Corporation may be facsimiles. Notwithstanding any other provision of this Article V, the Board of Directors may by resolution determine to issue certificateless shares, for registration in book entry accounts for shares of stock in such form as the appropriate officers of the Company may form time to time prescribe, in addition to or in place of shares of the Company represented by certificates, to the extent authorized by applicable law."